EXHIBIT 4.2
THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT (“WARRANT SHARES”) MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, PLEDGEE, TRANSFEREE OR ENDORSEE HEREOF OR THEREOF BE RECOGNIZED BY THE ISSUER AS HAVING ACQUIRED THE WARRANT OR ANY WARRANT SHARES FOR ANY PURPOSE, UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITIES SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS OR (II) AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE AVAILABLE UNDER THE SECURITIES ACT AND SUCH LAWS, SUPPORTED BY AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED, WHICH OPINION AND COUNSEL ARE REASONABLY ACCEPTABLE TO THE COMPANY. THIS WARRANT AND THE REGISTRATION RIGHTS AGREEMENT (DEFINED BELOW) SET FORTH THE COMPANY’S OBLIGATIONS TO REGISTER FOR RESALE THE WARRANT SHARES. A COPY OF THE REGISTRATION RIGHTS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY’S OFFICE.
17,311,156 Warrants
COMMON STOCK PURCHASE WARRANT
OF
RENEGY HOLDINGS, INC.
     Renegy Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Initial Warrant Holder”, and together with any subsequent permitted transferee hereof, the “Warrant Holder”) is the owner of the number of common stock purchase warrants (“Warrants”) specified above, each of which entitles the holder thereof to purchase, at any time during the period commencing on the applicable Commencement Date (as defined in Section 10(a)) and ending on the applicable Expiration Date (as defined Section 10(b)), one fully paid and non-assessable share of common stock, $0.001 par value per share, of the Company (“Common Stock”) at a purchase price equal to the Exercise Price (as defined in Section 1.2) in lawful money of the United States of America. These Warrants are being issued by the Company to the Initial Warrant Holder pursuant to that certain Contribution and Merger Agreement, dated May 8, 2007, by and among the Company, Initial Warrant Holder, Catalytica Energy Systems, Inc., a Delaware corporation, Snowflake Acquisition Corporation, a Delaware corporation, Renegy,

LLC, an Arizona limited liability company, Renegy Trucking, LLC, an Arizona limited liability company, Snowflake White Mountain Power, LLC, an Arizona limited liability company, Robert M. Worsley and Christi M. Worsley (the “Contribution Agreement”), and that certain Assumption Agreement, dated the date hereof, by and between the Company and the parties to the Contribution Agreement (pursuant to which the Company agreed to assume and perform the rights and obligations of the Company following the Closing (as defined in the Contribution Agreement) that are set forth in the Contribution Agreement).
     1. WARRANT; EXERCISE PRICE.
          1.1 Each Warrant shall entitle the Warrant Holder the right to purchase one share of Common Stock (individually, a “Warrant Share” severally, the “Warrant Shares”), subject to adjustment as provided in Section 8.
          1.2 The purchase price payable upon exercise of each Warrant (“Exercise Price”) shall be $2.34 per share, subject to adjustment as provided in Section 8.
     2. EXERCISE OF WARRANTS.
          2.1 Exercise of Warrant
               (a) Exercise for Cash. Each of the Warrants which shall have vested in accordance with the provisions of Section 9 below shall be exercisable during the period commencing on the applicable Commencement Date and ending on the applicable Expiration Date (as such terms are defined in Section 10 below) with respect to such vested Warrants, in whole, or from time to time, in part in denominations not smaller than 5,000 Warrant Shares (subject to adjustment as provided in Section 8), at the option of the Warrant Holder, upon delivery of this Warrant to the Company, the Company’s Transfer Agent and the Company’s counsel, or such other person as the Company may designate, together with a duly completed and executed form of exercise attached hereto (indicating exercise by payment of the Exercise Price) and payment of an amount equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased upon such exercise. The payment of the Exercise Price shall be in cash or by certified check or official bank check, payable to the order of the Company.
               (b) Cashless Exercise. In lieu of exercising Warrants pursuant to Section 2.1(a), at any time more than two hundred forty (240) days from the date hereof that the Holder shall not be able to sell the Warrant Shares pursuant to an effective registration statement filed by the Company in accordance with the Registration Rights Agreement dated                     , 2007, by and between the Initial Warrant Holder and the Company (the “Registration Rights Agreement”) (it being understood that any period during which the Company is entitled to delay or suspend use of a registration statement pursuant to the terms of the Registration Rights Agreement shall not be deemed to be a time at which Holder is unable to sell the Warrant Shares pursuant to such an effective registration statement), such Warrants may be exercised, in whole, or from time to time, in part in denominations not smaller than 5,000 Warrant Shares, at the option of the Warrant Holder, by surrender of certain of the Warrants in consideration of the issuance of Warrant Shares, upon surrender to the Company, or such other person as the

Company may designate, together with a duly completed and executed form of exercise attached hereto (indicating exercise by cashless exercise), specifying the number of Warrants to be exercised. The number of Warrant Shares to be issued to the Warrant Holder upon such cashless exercise shall be computed using the following formula:
X = (P)(Y)(A-B)/A

Where X =	the number of Warrant Shares to be issued to the Warrant Holder for the Warrants being converted.

	P =	the number of Warrants being converted expressed as a decimal fraction.

	Y =	the total number of Warrant Shares issuable upon exercise of the Warrants in full.

	A =	the fair market value of one Warrant Share which shall mean the “last sale price” as determined in accordance with Section 2.4.

	B =	The Exercise Price on the date of conversion.
          2.2 Each exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which such Warrant shall have been surrendered to the Company as provided in Section 2.1. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise in accordance with Section 2.3 shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.
          2.3 Subject to the provisions of Section 2.5, not later than three (3) trading days after the exercise of this Warrant pursuant to Section 2.2, in full or in part, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Warrant Holder, or, subject to the terms and conditions hereof, to such other individual or entity as such Warrant Holder may direct:
               (a) a certificate or certificates for the number of full Warrant Shares to which such Warrant Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Warrant Holder would otherwise be entitled, cash in an amount determined pursuant to Section 2.4 hereof, and
               (b) in case such exercise is in part only (including as a result of Section 2.5 hereof), a new Warrant or Warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of shares currently stated on the face of this Warrant minus the number of such shares purchased by the Warrant Holder upon such exercise as provided in Section 2.1.

          The Company shall, upon request of the Holder, use commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Company hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available.
          2.4 The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment thereof in cash on the basis of the “last sale price” (as defined below) of the Common Stock on the trading day immediately prior to the date of exercise. For purposes of this Section 2.4, “last sale price” means (i) if the Common Stock is listed on a national securities exchange or the Nasdaq Global Market or Nasdaq Capital Market, the last trading price per share of the Common Stock for such date, (ii) if the Common Stock is quoted on the NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the closing bid price of the Common Stock on such date, (iii) if the Common Stock is traded in the residual over-the-counter market, the closing bid price for the Common Stock for such date as reported by the Pink Sheets, LLC or similar publisher of such quotations, and (iv) if the fair market value of the Common Stock cannot be determined pursuant to clause (i), (ii) or (iii) above, such price as the Special Committee (as defined in Section 13) shall determine, in good faith.
          2.5 In the event of a dispute between the Company and a Warrant Holder as to (i) the calculation of the Exercise Price (including, without limitation, the calculation of any adjustment to the Exercise Price following any adjustment thereof), or (ii) the number of Warrant Shares issuable upon exercising any Warrants, the Company shall issue to such Warrant Holder the number of Warrant Shares that are not disputed in accordance with the time period set forth in Section 2.3 hereof, and shall submit the disputed calculations to a certified public accounting firm of national reputation (other than the Company’s regularly retained accountants) by such date. The Company shall cause such accountant to calculate the Exercise Price in accordance herewith and to notify the Company and such Holder of the results in writing no later than five (5) business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error or fraud. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.
          2.6 If the Company fails to deliver to the Holder a certificate or certificates representing the Warrant Shares and cash in lieu of any fractional shares in accordance with Section 2.3, then the Warrant Holder will have the right to rescind the exercise of the applicable Warrants.
          2.7 The Warrants are not redeemable by the Company.
     3. REGISTRATION AND TRANSFER ON COMPANY BOOKS.
          3.1 The Company (or an agent of the Company) will maintain a register containing the names and addresses of the Warrant Holders. Any Warrant Holder may change its, his or her address as shown on the warrant register by written notice to the Company requesting such change.

          3.2 The Company shall register upon its books any transfer of a Warrant upon surrender of same as provided in Section 6.
     4. RESERVATION OF SHARES. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such Warrant Shares and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants that all Warrant Shares so issuable when issued will be duly and validly issued and fully paid and non-assessable.
     5. EXCHANGE, LOSS OR MUTILATION OF WARRANTS. Warrants are exchangeable, without expense, at the option of the Warrant Holder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder on the same terms and conditions as provided herein. Subject to the provisions of Section 6, if applicable, this Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the Company’s office together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Warrant Holder hereof; provided this Warrant may not be divided into a Warrant exercisable for an amount less than 5,000 shares, as such amount may be adjusted pursuant to the terms of Section 8. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of reasonable evidence of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, receipt of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new Warrant of like tenor and date representing an equal number of Warrants.
     6. LIMITATIONS ON TRANSFER; RESTRICTIVE LEGEND.
          6.1 The Warrant Holder acknowledges that the Warrants and the Warrant Shares have not been registered under the Securities Act and the rules and regulations thereunder, or any successor legislation, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of any Warrant, or any Warrant Shares issued upon its exercise, in except in compliance with the requirements of Section 6.2.
          6.2 The Warrants and the rights granted to the Warrant Holder are transferable, in whole or in part (provided that the Warrant may not be transferred such that the Warrant is exercisable for less than 5,000 shares, as such amount may be adjusted pursuant to Section 8, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agent of the Company only to the Warrant Holder’s spouse, the ancestors or descendents of the Warrant Holder or his spouse, or any ancestor or descendant of any such ancestors or descendants, or any trust for the benefit of any of the foregoing persons; provided, however, that if at the time of the surrender of this Warrant in connection with any transfer or exchange of this Warrant, this Warrant shall not be registered for resale under the Securities Act or under applicable state securities or blue sky laws, then the Company may require, as a condition of allowing such transfer or exchange (i) a written opinion of counsel, which opinion and counsel are reasonably acceptable to the Company, to the effect that such transfer or exchange may be made without registration under the Securities Act or under applicable state securities or blue sky laws, and (ii) that any transferee of the Warrant execute and deliver to the Company a document containing investment representations and warranties substantially similar to those set forth in the Contribution Agreement pursuant to which the Initial Warrant Holder acquired this Warrant.
          6.3 Certificates delivered to the Warrant Holder or its designees upon exercise hereof shall be imprinted with a legend in substantially the following form if such Warrant Shares are not registered for resale at the time of exercise:
     “This security has been acquired for investment and has not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities or “blue sky” laws. This security may not be sold, pledged, assigned or otherwise transferred nor will any assignee, pledgee, vendee, transferee, endorsee thereof be recognized by the issuer as having acquired such securities for any purpose unless (i) a registration statement under the Act with respect to such security shall then be in effect and such transfer has been qualified under all applicable state securities or “blue sky” laws or (ii) an exemption therefrom shall be available under the Act and such laws, supported by an opinion of counsel that such registration is not required, which opinion and counsel are reasonably satisfactory to the Company and its counsel.”
     7. REGISTRATION RIGHTS OF WARRANT HOLDER. The Warrant Shares are Registrable Securities pursuant to, and subject to, the terms of the Registration Rights Agreement.
     8. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES DELIVERABLE. The Exercise Price and the number of Warrant Shares purchasable pursuant to each Warrant shall be subject to adjustment from time to time as hereinafter set forth in this Section 8:
               (a) If the Company shall (i) issue any shares of its Common Stock as a stock dividend or (ii) subdivide the number of outstanding shares of its Common Stock into a greater number of shares, the Exercise Price shall be proportionately reduced and the number of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately increased. If the Company shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, the Exercise Price per Warrant Share shall be proportionately increased and the number of Warrant Shares at that time purchasable pursuant to this Warrant shall be proportionately decreased. If the Company shall, at any time during the life of this Warrant, declare a dividend payable in cash on its Common Stock and shall at substantially the same time offer to its stockholders a right to purchase new Common Stock from the Company from the proceeds of such dividend or for an amount substantially equal to the dividend, for purposes of this Warrant, all Common Stock so issued shall be deemed to have been issued as a stock dividend. Any dividend paid or distributed upon the Common Stock in stock of any other class of securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable upon conversion thereof.

               (b) If the Company shall be recapitalized by reclassifying its outstanding Common Stock, (other than a change in par value or a subdivision or combination as provided in Section 8(a)), or the Company or a successor corporation shall consolidate or merge with or convey all or substantially all of its or of any successor corporation’s property and assets to any other corporation or corporations (any such other corporations being included within the meaning of the term “successor corporation” hereinbefore used), then, as a condition of such recapitalization, consolidation, merger or conveyance, lawful and adequate provision shall be made whereby the Warrant Holder shall thereafter have the right to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Warrant Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Warrant Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Warrant Holder such that the provisions set forth in this Section 8 (including provisions with respect to adjustment of the Exercise Price and number of shares purchasable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.
               (c) If the Company shall sell all or substantially all of its property or dissolve, liquidate, or wind up its affairs, lawful provision shall be made as part of the terms of any such sale, dissolution, liquidation or winding up, so that the holder of this Warrant may thereafter receive upon exercise hereof in lieu of each Warrant Share for which the Warrant is then exercisable that it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company, provided, however, that in any case of any such sale or of dissolution, liquidation or winding up, the right to exercise this Warrant shall terminate on a date fixed by the Company; such date so fixed to be not earlier than 5:00 p.m., Eastern time, on the forty-fifth (45th) day next succeeding the date on which notice of such termination of the right to exercise this Warrant has been given by mail to the registered holder of this Warrant at its address as it appears on the books of the Company.
               (d) No adjustment in the per share Exercise Price shall be required unless such adjustment would require an increase or decrease in the Exercise Price by at least $0.01; provided, however, that any adjustments that by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.
               (e) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of the Warrant Holder to adjustments in the Exercise Price.

               (f) Upon the happening of any event requiring an adjustment of the Exercise Price hereunder, the Company shall give written notice thereof within five (5) business days to the Warrant Holder stating the adjusted Exercise Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     9. VESTING. The Warrants will vest and become exercisable according to the following schedule of milestones (each, an “Operating Milestone”):
               (a) If (A) the Plant (as defined in the Contribution Agreement) has achieved Commercial Operation (as defined in that certain Credit Agreement dated as of September 1, 2006, by and among Renegy, LLC (“Renegy”), Renegy Trucking, LLC (“Renegy Trucking”), Snowflake White Mountain Power, LLC (collectively with Renegy and Renegy Trucking, the “Companies”), CoBank, ACB, as Administrative Agent, Collateral Agent and LC Issuer, and the financial institutions named therein (the “Credit Agreement”)) in accordance with the terms of the Project Documents by no later than July 1, 2008, and (B) there has not occurred an Event of Default (as defined in the Credit Agreement) or any other material breach or default by any of the Companies, and there are no events or circumstances existing that could reasonably be expected to constitute, or result in, an Event of Default or other material breach or default, under the Project Documents, then 5,770,386 Warrants (subject to adjustment pursuant to Section 8) shall vest.
               (b) If one or more renewable energy power generation plants (other than the Plant) based on “Eligible Renewable Energy Resources” (as defined in Rule R14-2-1802 of the Arizona Renewable Energy Standard and Tariff Rules adopted by the Arizona Corporation Commission as of the date hereof, regardless of whether all or any portion of such Rule R14-2-1802 is later determined to be unenforceable or invalid by any governmental authority, and as may be amended from time to time, or any successor to such rule) that are owned by the Company and generating in the aggregate in excess of ten (10) megawatts in capacity have (i) commenced and maintained commercial operations for ninety (90) continuous days at the load and output requirements required by the power purchase agreement(s) and financing documents related to such plants, and (ii) during such ninety (90) day period, such commercial operation occurs in accordance with, and there are no material defaults, breaches or violations, or events or circumstances that could reasonably be expected to result in or constitute, a material default, breach or violation under, such power purchase agreement(s) or financing documents (together (i) and (ii) are the “Operational Requirements”), then 5,770,385 Warrants (subject to adjustment pursuant to Section 8) shall vest.
               (c) Upon the earlier to occur of either one of the following two alternatives, then 5,770,385 Warrants (subject to adjustment pursuant to Section 8) shall vest:
                    (i) An additional renewable energy power generation plant or plants (other than the Plant and the plants contemplated by Section 9(b)), based on Eligible Renewable Energy Resources (as defined above), that are owned by the Company and generating in the aggregate in excess of ten (10) megawatts in capacity achieve the Operational Requirements; or

                    (ii) Construction has commenced on not less than two additional renewable energy power generation plants (other than the Plant and the plants contemplated by Section 9(b)) based on Eligible Renewable Energy Resources (as defined above) designed to generate in the aggregate in excess of twenty (20) megawatts in capacity, for which power purchase agreements have been duly executed and delivered by the Company (or any of its subsidiaries), and construction financing has been obtained sufficient to allow completion and attainment of commercial operation of such plants.
For the avoidance of doubt, in no event shall more than 5,770,385 Warrants vest under this Section 9(c).
Notwithstanding the foregoing provisions of this Section 9, provided that the other applicable requirements of Sections 9(b) and 9(c) are met, any requirement in Sections 9(b) and 9(c) related to ownership by the Company of power generation plants (other than the Plant) shall also be deemed to be satisfied by (i) one or more cogeneration steam plants owned by the Company and capable of generating in the aggregate in excess of ten (10) megawatts of electricity if devoted exclusively to that purpose; or (ii) one or more biofuel production facilities owned by the Company and capable of producing biofuel that would support the commercial operation of one or more power generation plants generating in the aggregate in excess of ten (10) megawatts of electricity if such fuels were devoted exclusively to that purpose, provided, that for purposes of determining the number of megawatts of electricity generated by any such biofuel production facility, a turbine efficiency rating of 30% shall be assumed.
     10. COMMENCEMENT DATE; EXPIRATION DATE.
               (a) The term “Commencement Date” shall mean, with respect to each portion of the Warrants that vests in accordance with the provisions of Section 9 above, the date on which the Operating Milestone applicable to such portion of the Warrants are achieved.
               (b) The term “Expiration Date” shall mean, with respect to each portion of the Warrants that vests in accordance with the provisions of Section 9 above, 5:00 p.m. Eastern time on the date that is the later of (a) the four (4) four year anniversary of the date of issuance of the Warrants and (b) the two (2) year anniversary of the Commencement Date applicable to such portion of the Warrants; provided that in no event shall the Expiration Date be later than the six (6) year anniversary of the date of issuance of the Warrants; and provided further that, in the event the applicable Expiration Date determined in accordance with the foregoing shall in the State of New York be a holiday or a day on which banks are authorized to close, then the applicable Expiration Date shall mean 5:00 p.m. Eastern time on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.
     11. RIGHTS OF THE HOLDER. The Warrant Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

     12. NOTICES OF RECORD DATE. In case: (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or (b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Warrant Holder a notice specifying, as the case may be: (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice, to the extent practicable or if not practicable, as promptly as practicable, provided that the failure to mail such notice shall not affect the legality or validity of any such action.
     13. ADMINISTRATION SOLELY BY SPECIAL COMMITTEE. Prior to the End Date (as defined in the Company’s Certificate of Incorporation), the Special Committee (as defined in the Company’s Certificate of Incorporation) of the Company shall have exclusive authority to administer, interpret and enforce this Warrant on behalf of the Company, including without limitation determination of vesting and attainment of Operating Milestones pursuant to Section 9, adjustments pursuant to Section 8 and amendments pursuant to Section 17. For the avoidance of doubt, no such decision, interpretation or determination made by the Special Committee in its administration of this Warrant on behalf of the Company shall be conclusive upon any Warrant Holder, and nothing shall prevent the Warrant Holder from contesting any such decision, interpretation or determination as not complying with the terms of the Warrant.
     14. SUCCESSORS. The rights and obligations of the parties to this Warrant will inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, successors, assigns, pledgees, transferees and purchasers.
     15. HEADINGS. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
     16. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.
     17. AMENDMENT AND WAIVER. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against whom enforcement of the change or waiver is sought. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Warrant at a later date. Further, no waiver of any of the terms and conditions of this Warrant shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
     18. MAILING OF NOTICES, ETC. Any notice, request, instruction, correspondence or other document to be given hereunder (except payment) shall be in writing and delivered to personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

Registered Holder:	To his or her last known address as indicated on the Company’s books and records.

Initial Holder:	c/o Robert M. Worsley The Worsley Family Revocable Trust 3418 N. Val Vista Drive Mesa, AZ 85213

Facsimile No.: (480) 718-7977

The Company:	To the Company’s Chief Financial Officer at the address of the Company’s principal office as set forth in the last filing by the Company with the Securities and Exchange Commission.

Facsimile No.: (480) 556-5500
Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the ___day of                     , 2007.

RENEGY HOLDINGS, INC.
By:
Name:
Title:

Notice of Exercise
To Be Executed by the Warrant Holder
In Order to Exercise Warrants
     The undersigned Warrant Holder hereby irrevocably elects to exercise                      Warrants represented by this Warrant by:
(check one)
☐ payment of the Exercise Price in cash pursuant to Section 2.1(a) of the Warrant
☐ the cashless exercise option pursuant to Section 2.1(b) of the Warrant for the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for such shares of Common Stock shall be issued in the name of
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(please print or type name and address)
and be delivered to

(please print or type name and address)
and if such number of Warrants shall not be all the Warrants evidenced by this Warrant, that a new Warrant for the balance of such Warrants be registered in the name of, and delivered to, the registered Warrant Holder at the address stated above.
     The undersigned hereby represents and warrants to the Company that it is an “Accredited Investor” within the meaning of Rule 501(c) of the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring these securities for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. The undersigned further represents that it does not have any contract, agreement, understanding or arrangement with any person to sell, transfer or grant the shares of Common Stock issuable under this Warrant. The undersigned understands that the shares it will be receiving are “restricted securities” under federal securities laws inasmuch as they are being acquired from Renegy Holdings, Inc., in transactions not including any public offering and that under such laws, such shares may only be sold pursuant to an effective and current registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act and any other applicable restrictions including the requirements of state securities and “blue sky” laws, in which event a legend or legends will be placed upon the certificate(s) representing the Common Stock issuable under this Warrant denoting such restrictions. The undersigned understands and acknowledges that the Company will rely on the accuracy of these representations and warranties in issuing the securities underlying the Warrant.

Dated:
(Signature of Registered Holder)

ASSIGNMENT FORM
To be executed by the Warrant Holder
In order to Assign Warrants
FOR VALUE RECEIVED,                                                                hereby sell, assigns and transfer unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(Please print or type name and address)
                                         of the Warrants represented by this Warrant, and hereby irrevocably constitutes and appoints                                          Attorney to transfer this Warrant on the books of the Company, with full power of substitution in the premises.

Dated:
(Signature of Registered Holder)

(Signature Guaranteed)